Exhibit 99.1

Cross Country Healthcare Announces Third Quarter 2022 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--November 2, 2022--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its third quarter ended September 30, 2022.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q3 2022 vs		Q3 2022 vs
Dollars are in thousands, except per share amounts	Q3 2022	Q3 2021		Q2 2022
Revenue	$636,098	70%		(16)%
Gross profit margin*	22.6%	20	bps	—	bps
Net income attributable to common stockholders	$34,793	48%		(34)%
Diluted EPS	$0.93	$0.31		$(0.47)
Adjusted EBITDA*	$63,792	112%		(24)%
Adjusted EBITDA margin*	10.0%	200	bps	(110)	bps
Adjusted EPS*	$1.07	$0.46		$(0.33)
Cash flows provided by (used in) operations	$140,627	5,067%		675%
* Refer to accompanying tables and discussion of non-GAAP (Generally Accepted Accounting Principles) financial measures below.

Third Quarter Business Highlights

  Revenue, Adjusted EBITDA, and Adjusted EPS exceeded previously updated guidance ranges
  Double-digit year-over-year revenue growth across both segments
  Adjusted EBITDA margin of 10.0%
  Repurchased 1 million shares of common stock for $24.3 million
  Scaled our locum tenens portfolio through the Mint and Lotus acquisitions, which closed in October

“Our third quarter 2022 results once again exceeded expectations. Our advanced technology stack is driving internal efficiency and productivity gains, as well as increases in client and candidate engagement. As market conditions continue to normalize, we are confident that we can continue to grow organically through new client wins, strong execution, and the continued demand for clinicians across the healthcare continuum,” said John A. Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “Heading into 2023, we are well positioned and remain confident that we will meet or exceed our annual targets given the pipeline of MSP opportunities, the ongoing rollout of our proprietary vendor-neutral offering, Intellify, and continued investments in our people and technology.”

Third quarter consolidated revenue was $636.1 million, an increase of 70% year-over-year and a decrease of 16% sequentially. Consolidated gross profit margin was 22.6%, up 20 basis points year-over-year and flat sequentially. Net income attributable to common stockholders was $34.8 million compared to $23.4 million in the prior year and $52.9 million in the prior quarter. Diluted earnings per share (EPS) was $0.93 compared to $0.62 in the prior year and $1.40 in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $63.8 million or 10.0% of revenue, as compared with $30.1 million or 8.0% of revenue in the prior year, and $83.5 million or 11.1% of revenue in the prior quarter. Adjusted EPS was $1.07 compared to $0.61 in the prior year and $1.40 in the prior quarter.

For the nine months ended September 30, 2022, consolidated revenue was $2.2 billion, an increase of 110% year-over-year. Consolidated gross profit margin was 22.4%, up 40 basis points year-over-year. Net income attributable to common stockholders was $149.7 million, or $3.97 per diluted share, compared to $54.4 million, or $1.46 per diluted share, in the prior year. Adjusted EBITDA was $244.7 million or 11.2% of revenue, as compared with $81.1 million or 7.8% of revenue in the prior year. Adjusted EPS was $4.17 compared to $1.66 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue was $612.3 million, an increase of 72% year-over-year and a decrease of 16% sequentially. Contribution income was $77.8 million, an increase from $40.6 million in the prior year and a decrease from $97.6 million in the prior quarter. Average field contract personnel on a full-time equivalent (FTE) basis were 12,524 as compared with 9,003 in the prior year and 13,494 in the prior quarter. Revenue per FTE per day was $526 compared to $425 in the prior year and $591 in the prior quarter. The increase in the average number of FTEs as compared to the prior year was primarily due to headcount growth in travel nurse and allied. As expected, average bill rates were down sequentially in the low double digits.

Physician Staffing

Revenue was $23.8 million, an increase of 27% year-over-year and 8% sequentially. Contribution income was $0.8 million, a decrease from $0.9 million in the prior year and $1.2 million in the prior quarter. Total days filled were 13,219 as compared with 12,187 in the prior year and 12,416 in the prior quarter. Revenue per day filled was $1,803 as compared with $1,540 in the prior year and $1,781 in the prior quarter. The year-over-year increase in revenue was driven by an increase in volume in hospitalists and certified registered nurse anesthetists. The year-over-year decrease in contribution income was driven by higher indirect costs.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operations for the quarter was $140.6 million, due to the strength of collections of accounts receivable. For the nine months ended September 30, 2022, cash flow provided by operations was $129.7 million compared to cash used in operations of $12.3 million in the prior year.

On August 16, 2022, the Company's Board of Directors authorized a new $100 million stock repurchase program. During the quarter, the Company repurchased and retired a total of 1.0 million shares of the Company's common stock for $24.3 million, at an average market price of $23.97 per share. As of September 30, 2022, the Company had 36.5 million unrestricted shares outstanding and $87.2 million remaining for share repurchase.

At September 30, 2022, the Company had $30.3 million in cash and cash equivalents, a portion of which was used to complete the acquisition of Mint and Lotus on October 3, 2022. The Company had $123.9 million principal balance on its term loan, with $9.2 million of borrowings drawn under its revolving senior secured asset-based credit facility (ABL), and $17.5 million of letters of credit outstanding. As of September 30, 2022, borrowing base availability under the ABL was $300.0 million, with $273.3 million of excess availability.

Outlook for Fourth Quarter 2022

The guidance below applies to management’s expectations for the fourth quarter of 2022.

	Q4 2022 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$590 million - $600 million	(8)% - (6)%	(7)% - (6)%

Gross Profit Margin*	22.3% - 22.8%	(75) bps - (25) bps	(35) bps - 15 bps

Adjusted EBITDA*	$52.0 million - $57.0 million	(36)% - (30)%	(18)% - (11)%

Adjusted EPS*	$0.85 - $0.95	($0.55) - ($0.45)	($0.22) - ($0.12)
* Refer to discussion of non-GAAP financial measures below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases.

See accompanying non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, November 2, 2022, at 5:00 P.M. Eastern Time to discuss its third quarter 2022 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountryhealthcare.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from November 2nd through November 16th on the Company’s website and a replay of the conference call will be available by telephone by calling 866-430-4724 from anywhere in the U.S. or 203-369-0926 from non-U.S. locations - Passcode: 1339.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a leading tech-enabled workforce solutions and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights, and CertifiedTM by Great Place to Work®. For two consecutive years, we have received the Top Workplaces USA award and the Top Workplaces Award for Diversity, Equity & Inclusion Practices, and were recently recognized as a recipient of the Top Workplaces Awards for Innovation and Leadership by Energage, and the Women Executive Leadership Elevate Award recognizing gender diversity in our Boardroom. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995, and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", "could", and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the overall macroeconomic environment, including increased inflation and interest rates, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the ongoing impacts of the coronavirus pandemic on our business, financial condition, and results of operations, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021,as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to "the Company", "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its consolidated subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2022	2021	2022	2022	2021

Revenue from services	$636,098	$374,905	$753,561	$2,178,391	$1,035,973
Operating expenses:
Direct operating expenses	492,553	291,111	583,156	1,689,647	808,124
Selling, general and administrative expenses	80,216	52,847	86,009	243,038	149,518
Bad debt expense	1,101	1,441	3,192	6,662	2,411
Depreciation and amortization	3,214	2,680	3,481	9,414	7,132
Acquisition and integration-related costs	490	61	—	530	985
Restructuring costs (benefits)	2,493	318	(1,114)	1,859	2,391
Impairment charges	3,856	—	—	5,597	2,070
Total operating expenses	583,923	348,458	674,724	1,956,747	972,631
Income from operations	52,175	26,447	78,837	221,644	63,342
Other expenses (income):
Interest expense	3,498	2,182	3,857	10,876	4,049
Loss on early extinguishment of debt	—	—	1,912	1,912	—
Other income, net	(27)	(375)	(1,084)	(1,119)	(616)
Income before income taxes	48,704	24,640	74,152	209,975	59,909
Income tax expense	13,911	1,207	21,258	60,305	5,480
Net income attributable to common stockholders	$34,793	$23,433	$52,894	$149,670	$54,429

Net income per share attributable to common stockholders - Basic	$0.94	$0.63	$1.41	$4.02	$1.49

Net income per share attributable to common stockholders - Diluted	$0.93	$0.62	$1.40	$3.97	$1.46

Weighted average common shares outstanding:
Basic	37,101	36,963	37,471	37,200	36,593
Diluted	37,492	37,582	37,757	37,741	37,276

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2022	2021	2022	2022	2021
Adjusted EBITDA:[a]
Net income attributable to common stockholders	$34,793	$23,433	$52,894	$149,670	$54,429
Interest expense	3,498	2,182	3,857	10,876	4,049
Income tax expense[b]	13,911	1,207	21,258	60,305	5,480
Depreciation and amortization	3,214	2,680	3,481	9,414	7,132
Acquisition and integration-related costs[c]	490	61	—	530	985
Restructuring costs (benefits)[d]	2,493	318	(1,114)	1,859	2,391
Legal settlements and fees[e]	—	(1,556)	—	—	(1,153)
Impairment charges[f]	3,856	—	—	5,597	2,070
Loss on disposal of fixed assets	—	60	6	25	60
Loss on early extinguishment of debt[g]	—	—	1,912	1,912	—
Gain on lease termination[h]	(9)	(10)	(1,064)	(1,094)	(234)
Other income, net	(19)	(425)	(26)	(51)	(442)
Equity compensation	1,491	1,771	2,114	5,206	5,257
Applicant tracking system costs[i]	74	406	172	441	1,096
Adjusted EBITDA[a]	$63,792	$30,127	$83,490	$244,690	$81,120
Adjusted EBITDA margin[a]	10.0%	8.0%	11.1%	11.2%	7.8%

Adjusted EPS:[j]
Numerator:
Net income attributable to common stockholders	$34,793	$23,433	$52,894	$149,670	$54,429
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[c]	490	61	—	530	985
Restructuring costs (benefits)[d]	2,493	318	(1,114)	1,859	2,391
Legal settlements and fees[e]	—	(1,556)	—	—	(1,153)
Impairment charges[f]	3,856	—	—	5,597	2,070
Applicant tracking system costs[i]	74	406	172	441	1,096
Loss on early extinguishment of debt[g]	—	—	1,912	1,912	—
Nonrecurring income tax adjustments[k]	—	—	—	—	1,942
Tax impact of non-GAAP adjustments	(1,802)	(1)	(1,061)	(2,679)	(14)
Adjusted net income attributable to common stockholders - non-GAAP	$39,904	$22,661	$52,803	$157,330	$61,746

Denominator:
Weighted average common shares - basic, GAAP	37,101	36,963	37,471	37,200	36,593
Dilutive impact of share-based payments	391	619	286	541	683
Adjusted weighted average common shares - diluted, non-GAAP	37,492	37,582	37,757	37,741	37,276

Reconciliation:
Diluted EPS, GAAP	$0.93	$0.62	$1.40	$3.97	$1.46
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[c]	0.01	—	—	0.01	0.03
Restructuring costs (benefits)[d]	0.07	0.01	(0.03)	0.05	0.06
Legal settlements and fees[e]	—	(0.03)	—	—	(0.02)
Impairment charges[f]	0.10	—	—	0.15	0.05
Applicant tracking system costs[i]	—	0.01	—	0.01	0.03
Loss on early extinguishment of debt[g]	—	—	0.05	0.05	—
Nonrecurring income tax adjustments[k]	—	—	—	—	0.05
Tax impact of non-GAAP adjustments	(0.04)	—	(0.02)	(0.07)	—
Adjusted EPS, non-GAAP[j]	$1.07	$0.61	$1.40	$4.17	$1.66

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$30,320	$1,036
Accounts receivable, net	610,897	493,910
Prepaid expenses	3,952	7,648
Insurance recovery receivable	6,202	5,041
Other current assets	8,646	638
Total current assets	660,017	508,273
Property and equipment, net	18,556	15,833
Operating lease right-of-use assets	3,249	7,488
Goodwill	113,360	119,490
Trade names, indefinite-lived	5,900	5,900
Other intangible assets, net	40,843	42,344
Non-current deferred tax assets	8,791	11,525
Non-current insurance recovery receivable	20,753	13,998
Other non-current assets	11,043	7,958
Total assets	$882,512	$732,809

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$192,032	$109,753
Accrued compensation and benefits	70,947	65,580
Current portion of debt	—	4,176
Operating lease liabilities - current	4,489	4,090
Income tax payable	19	7,307
Current portion of earnout liability	7,500	7,500
Other current liabilities	1,803	1,364
Total current liabilities	276,790	199,770
Long-term debt, less current portion	129,755	176,366
Operating lease liabilities - non-current	5,493	10,853
Non-current deferred tax liabilities	237	190
Long-term accrued claims	33,104	25,314
Non-current earnout liability	—	9,000
Other long-term liabilities	14,424	13,788
Total liabilities	459,803	435,281

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	297,143	321,552
Accumulated other comprehensive loss	(1,373)	(1,293)
Retained earnings (accumulated deficit)	126,935	(22,735)
Total stockholders' equity	422,709	297,528
Total liabilities and stockholders' equity	$882,512	$732,809

Cross Country Healthcare, Inc.
Segment Data[l]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	September 30,	% of	September 30,	% of	June 30,	% of	% change	% change
	2022	Total	2021	Total	2022	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$612,270	96%	$356,139	95%	$731,443	97%	72%	(16)%
Physician Staffing	23,828	4%	18,766	5%	22,118	3%	27%	8%
	$636,098	100%	$374,905	100%	$753,561	100%	70%	(16)%

Contribution income:[m]
Nurse and Allied Staffing	$77,838		$40,645		$97,567		92%	(20)%
Physician Staffing	837		910		1,220		(8)%	(31)%
	78,675		41,555		98,787		89%	(20)%

Corporate overhead[n]	16,447		12,049		17,583		(37)%	6%
Depreciation and amortization	3,214		2,680		3,481		(20)%	8%
Acquisition and integration-related costs[c]	490		61		—		(703)%	(100)%
Restructuring costs (benefits)[d]	2,493		318		(1,114)		(684)%	(324)%
Impairment charges[f]	3,856		—		—		(100)%	(100)%
Income from operations	$52,175		$26,447		$78,837		97%	(34)%

	Nine Months Ended						Year-over-Year
	September 30,	% of	September 30,	% of			% change
	2022	Total	2021	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$2,109,293	97%	$985,335	95%			114%
Physician Staffing	69,098	3%	50,638	5%			36%
	$2,178,391	100%	$1,035,973	100%			110%

Contribution income:[m]
Nurse and Allied Staffing	$285,506		$113,346				152%
Physician Staffing	3,822		2,900				32%
	289,328		116,246				149%

Corporate overhead[n]	50,284		40,326				(25)%
Depreciation and amortization	9,414		7,132				(32)%
Acquisition and integration-related costs[c]	530		985				46%
Restructuring costs[d]	1,859		2,391				22%
Impairment charges[f]	5,597		2,070				(170)%
Income from operations	$221,644		$63,342				250%

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2022	2021	2022	2022	2021

Net cash provided by (used in) operating activities	$140,627	$(2,831)	$18,141	$129,730	$(12,253)
Net cash used in investing activities	(2,915)	(1,888)	(1,752)	(6,763)	(29,360)
Net cash (used in) provided by financing activities	(107,661)	(12,569)	(17,321)	(93,674)	40,869
Effect of exchange rate changes on cash	(10)	3	3	(9)	(14)
Change in cash and cash equivalents	30,041	(17,285)	(929)	29,284	(758)
Cash and cash equivalents at beginning of period	279	18,127	1,208	1,036	1,600
Cash and cash equivalents at end of period	$30,320	$842	$279	$30,320	$842
Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2022	2021	2022	2022	2021

Consolidated gross profit margin[o]	22.6%	22.4%	22.6%	22.4%	22.0%

Nurse and Allied Staffing statistical data:
FTEs[p]	12,524	9,003	13,494	13,157	7,732
Average Nurse and Allied Staffing revenue per FTE per day[q]	$526	$425	$591	$582	$462

Physician Staffing statistical data:
Days filled[r]	13,219	12,187	12,416	38,703	31,430
Revenue per day filled[s]	$1,803	$1,540	$1,781	$1,785	$1,611

(a)

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and applicant tracking system costs. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(b)	The Company released the majority of its valuation allowance on deferred tax assets as of December 31, 2021, resulting in increased income tax expense in 2022.
(c)

Acquisition and integration-related costs include costs for legal and advisory fees for the Mint and Lotus acquisition that closed on October 3, 2022 and the Workforce Solutions Group (WSG) acquisition that closed on June 8, 2021.

(d)

Restructuring costs (benefits) are primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives. Amounts for the nine months ended September 30, 2022 include a benefit associated with the early termination of the lease for one of the Company's corporate offices in the second quarter, which was previously restructured.

(e)

Legal settlements and fees include legal settlement charges as presented on the consolidated statements of operations, as well as legal fees pertaining to non-operational legal matters outside the normal course of operations, which are included in selling, general and administrative expenses. For the nine months ended September 30, 2021, legal settlements and fees resulted in a net benefit of $1.2 million due to a recovery in the third quarter of $1.6 million.

(f)

Impairment charges for the nine months ended September 30, 2022 was comprised of $2.0 million related to right-of-use assets and related property in connection with leases that were vacated, $1.9 million primarily related to the write-off of a discontinued IT project in the third quarter of 2022, and $1.7 million in the first quarter of 2022 related to right-of-use assets and related property in connection with vacated leases. Impairment charges for the nine months ended September 30, 2021 was comprised of $1.9 million related to right-of-use assets and related property in connection with leases that were vacated during the second quarter and $0.1 million related to the write-off of a discontinued software development project.

(g)

Loss on early extinguishment of debt for the nine months ended September 30, 2022 consists of a prepayment premium and the write-off of debt issuance costs related to the optional prepayment on our term loan made in the second quarter of 2022.

(h)

The gain on lease termination for the nine months ended September 30, 2022 is primarily a result of the early termination of the lease for one of the Company's corporate offices, recognized in the second quarter of 2022.

(i)

Applicant tracking system costs are related to the Company's project to replace its legacy system supporting its travel nurse staffing business. These costs are reported in selling, general and administrative expenses on the consolidated statement of operations and included in corporate overhead in segment data.

(j)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, applicant tracking system costs, and nonrecurring income tax adjustments. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. Quarterly non-GAAP adjustment may vary due to rounding.

(k)	Nonrecurring income tax adjustment for the nine months ended September 30, 2021 reflects a valuation allowance related to a state rate change as a result of the WSG acquisition.
(l)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(m)

Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related costs, restructuring (benefits) costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.

(n)

Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and corporate-wide projects (initiatives).

(o)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(p)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(q)	Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(r)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(s)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com